DISTRIBUTION AGREEMENT

Agreement, made this 21 st day of October, 2008, effective as of the 30 day of October..2008, by and between LBO Capital Corp., a Colorado Corporation, and its Subsidiary Load Hog Industries, Inc., a. corporation organized and existing pursuant to the laws of the State of place State Michigan (hereinafter referred to as "Company") and E & R Industrial Sales, a Michigan Corporation (hereinafter referred to as "Distributor").

WITNESSETH

WHEREAS, Distributor represents and warrants to Company that it desires to use its best efforts to engage in the purchase, sale and distribution of those products of Company listed on Schedule 1 hereto (hereinafter collectively referred to as the "Products") identified by the trademark "LOAD HOG" (the "Mark") on the terms and conditions hereinafter as set forth; and

WHEREAS, Distributor represents and warrants that it is duly licensed by all appropriate governmental authorities to enter into the relationship called for by the terms hereof; and

WHEREAS, Distributor represents and warrants that it wishes to acquire from Company the right to distribute the Products on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing representations and warranties and each of tile covenants herein contained, it is mutually agreed between the parties; each intending to be bound by the terms and provisions hereof, as follows:

1.. Company does hereby appoint Distributor, and Distributor does hereby accept such appointment, as A NON-EXCLUSlVE AUTHORIZED DISTRIBUTOR of the Products and Distributor hereby agrees to exert its best efforts with respect to the sale of the Products within the United States of America and NAFTA geographical territory hereto (hereinafter referred to as the "Territory").

2. The parties hereto do hereby agree that the level of purchases by Distributor from Company set forth on Schedule 3 hereto shall be viewed, by both parties, as an acceptable level of performance by Distributor during each twelve (12) month period during the term of this Agreement starting on November, 2008.

3. All orders sent from Distributor to Company are subject to acceptance, at the discretion of Company at Company's office, prices for the Products shall be as set on Schedule 4 hereto such schedule subject to amendment by Company on not less than thirty (30) days prior written notice to Distributor, freight added. The first order from Distributor will be delivered freight, prepaid, without surcharge, and terms of payment shall be net 30 days,

4. Company hereby appoints Distributor as its distributor witb responsibility for the distribution and sale of the Products in the Territory on behalf of Company but Company states, and Distributor specifically acknowledges that Company cannot be responsible for sales of the

Products by third parties into the Territory and reserves to itself the right to make direct sales of Products to End Users, through direct sales calls upon and promotion of Products to End Users.

5. (a) Company hereby agrees that this Agreement shall take effect on the signing of the same by both parties hereto as of the date set forth above and shall continue in full force and effect until November, 2009, unless sooner terminated in accordance with the provisions of this Agreement.

(

b)

Distributor's rights to be a non-exclusive distributor of the Product in the Territory may be extended for successive additional periods of one (1) year each upon satisfaction of the following terms and conditions at the time of each extension:

(i)

Distributor shall give written notice to Company not less than one hundred eighty (180) days in advance of the expiration of the original term of this Agreement of its desire to extend the term of this Agreement;

(ii)

Distributor shall not be in default in its obligations under this Agreement including, but not limited to, the obligation to be current in the payment of all of its monetary obligations owed to Company; a

nd

(iii)

Company and Distributor shall have mutually agreed upon new terms for the renewal Distribution Agreement with respect to the subject matter of Schedules 3 and 4 attached hereto.

In the event of the failure by Distributor to satisfy any of the foregoing conditions, Company shall have the right, in the exercise of its sole and absolute discretion, to determine whether Distributor shall be entitled to extend its right to be a distributor of the Products in the Territory,

6. ALL INQUIRIES WITH RESPECT TO PRODUCTS RECEIVED DIRECTLY BY COMPANY FROM WITHIN THE TERRITORY, "WHICH MAY RESULT IN SALES THEREOF WITHIN THE TERRITORY, MAY BE REFERRED BY COMPANY TO DISTRIBUTOR.

7. Distributor agrees to purchase the Products manufactured by Company, to be responsible for aggressively developing the Territory to its fullest possible potential with respect to the sale of the Products and servicing the actual and potential users of the Products therein, and to use Distributor's best efforts, abilities and facilities diligently to promote, sell, distribute and service the Products (e.g., answer customer inquiries, provide customer support, forward warranty claims to Company) so that the said Products will be as widely used and distributed in the Territory as possible. Distributor will, thusly, provide an intensive and qualified sales effort, including demonstrations, will keep its sales staff, both inside and outside, updated and trained, will designate, in writing, to Company an individual assigned to "follow-up on" Company generated leads. Distributor agrees that it will maintain a demonstrator truck equipped with all of the Products for use by Distributor in its performance of this Agreement. Distributor shall be responsible for maintaining liability and collision insurance coverage in the demonstrator truck V in accordance with the provisions of Section 10(a) hereof. Distributor shall be responsible for all fuel and maintenance expenses in connection with the demonstrator truck. In addition,

Distributor must train its staff to such levels as may be, from time to time, established by Company in order that said staff may be as well trained and professional as is possible in order to enhance the sale of the Products by Distributor.

8. Title to Products and all risk of loss thereof shall pass to Distributor when Products cease to be under the exclusive dominion and control of Company. Company shall ship the Products in accordance with Distributor's instructions) F.O.B. at place City Madison Heights, State Michigan by any carrier designated by Distributor.

9. Company, notwithstanding the intention of the parties to impose upon Distributor the responsibility for the Territory and servicing the actual and potential users of the Products therein, may, through its representatives or otherwise, contact the users and potential users of the Products in the Territory and exert such sales effort as may be necessary or advisable, in the sole judgment of Company, to further the sale of the Products in the Territory through Distributor. If any actual or potential customer in the Territory cannot, in the reasonable opinion of Company, be serviced by Distributor on a profitable basis pursuant to the terms of the Agreement, or if Distributor shall cease, in whole or in part, to, in the opinion of Company, actively promote the Products to any such actual or potential customers, Company or any authorized representative or distributor thereof may enter into an agreement with such entity and service said party directly without liability to Distributor. Upon expiration or notice of termination of the Agreement by either party pursuant to the terms hereof Company may, without liability to Distributor, and in addition to its other rights and under the terms of the Agreement, make such arrangements with actual and potential customers as may be necessary to insure continued delivery of the Products and services of Company to such users.

10. (a) Distributor agrees to indemnify, defend and hold harmless Company, and each of its officers, directors, employees and shareholders, from and against any and ail loss, cost, damage, expense, liability, claims, demands and/or obligations including, but not limited to, injuries to and death of persons and loss of or damage to property by whomsoever owned, arising out of the actions of Distributor and its employees, representatives and agents taken in connection with the sale, purchase, installation, existence, operations or use of any, or all, of the Products except where such results from a design or manufacturing defect in the Products or otherwise from the acts or omissions of Company, its employees and duly authorized agents, and Distributor shall, as a condition precedent to the effectiveness of the Agreement, furnish certificates evidencing public liability insurance coverage, with insurance companies reasonably satisfactory to Company, with minimum limits of $____________ bodily injury and $ ______________ property damage, which certificates shall acknowledge the existence and coverage of the Agreement, shall designate Company as a named additional insured and provide that thirty (30) days prior written notice be sent to Company prior to any change in or cancellation of said insurance. Distributor recognizes and agrees that Company has the right to, upon receipt of such notification of change in or termination or cancellation of said insurance, absent insurance and/or other security satisfactory to Company, to cancel the Agreement, at that time, with no further liability, direct or indirect, to Distributor.

(b)

COMPANY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHER WISE, AS TO THE PRODUCTS OR

OTHER GOODS SOLD HEREUNDER INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH PRODUCTS OR GOODS OTHER THAN: (i) THAT THEY SHALL BE FREE AND CLEAR OF ANY LIEN OR ENCUMBRANCE ARISING FROM ANY ACTION OR OMISSION OF COMPANY UPON DELIVERY TO DISTRIBUTOR; (ii) THAT SUCH PRODUCTS OR GOODS SHALL CONFORM, IN ALL MATERIAL RESPECTS, TO THE DESCRIPTION AND SPECIFICATION PROVIDED, IN WRITING, BY COMPANY TO DISTRIBUTOR; AND (iii) SHALL, IF CORRECTLY INSTALLED AND MAINTAINED IN ACCORDANCE WITH COMPANY'S INSTRUCTIONS, BE FREE FROM MATERIAL DEFECTS IN MATERIALS OR WORKMANSHIP FOR A PERIOD OF THREE (3) YEARS FROM THE DATE OF PURCHASE BY THE INITIAL RETAIL PURCHASER FROM DISTRIBUTOR (IN NO EVENT SHALL DISTRIBUTOR OR COMPANY BE LIABLE FOR ANY FAILURE THAT RESULTS FROM ACCIDENT, ABUSE, NEGLECT, RELATED CAPACITY OVERLOAD OR FAILURE TO OPERATE IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED BY DISTRIBUTOR.

SHOULD COMPANY BREACH ANY OF ITS WARRANTIES SET FORTH IN THIS SECTION l0(b), IT IS AGREED THAT DISTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY AND COMPANY'S ONLY OBLIGATION SHALL BE TO PROVIDE AT THE OPTION OF COMPANY, EITHER REPLACEMENT PRODUCTS WHICH ARE NOT DEFECTIVE AND WHICH MEET THE ABOVE WARRANTIES OR REFUND THE PRICE PAID BY DISTRIBUTOR FOR SUCH DEFECTIVE PRODUCTS.

EVERY CLAIM FROM ANY CAUSE, EXCEPT CLAIMS FOR SHORTAGES, SHALL BE DEEMED WAIVED BY DISTRIBUTOR UNLESS MADE, IN WRITING, WITHIN NINETY (90) DAYS OF THE RECEIPT BY DISTRIBUTOR OF THE GOODS TO WHICH SUCH CLAIM RELATES, OR, IF THE GOODS ARE FURNISHED FOR RESALE, WITHIN NINETY (90) DAYS OF THE DATE OF SHIPMENT FROM DISTRIBUTOR TO DISTRIBUTOR'S CUSTOMER PROVIDED THAT ALL SUCH CLAIMS MUST BE SUBMITTED IN WRITING TO COMPANY WITHIN ONE (1) YEAR FROM RECEIPT BY DISTRIBUTOR OF THE GOODS TO WHICH SUCH CLAIM RELATES. NO LEGAL PROCEEDING SHALL BE BROUGHT FOR ANY BREACH OF THIS CONTRACT OR ANY OTHER ACTION OTHERWISE ARISING OUT OF THE AGREEMENT MORE THAN ONE (1) YEAR AFTER THE ACCRUAL OF THE CAUSE OF ACTION THEREFOR.

IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE TERMS AND PROVISIONS HEREOF AND OF ANY OTHER DOCUMENT OR INSTRUMENT INCLUDING, BUT NOT LIMITED TO, PURCHASE ORDER OR LIKE FORMS OF DISTRIBUTOR OR ACKNOWLEDGMENTS AND LIKE FORMS OF COMPANY, THE TERMS HEREOF SHALL, TO ALL EXTENTS, GOVERN.

NEITHER COMPANY NOR DISTRIBUTOR SHALL. IN ANY EVENT BE LIABLE TO THE OTHER FOR INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE.

(c)

Company shall maintain products liability insurance in accordance with the terms and conditions listed on Schedule 5. Company shall provide Distributor with insurance certificates confirming the existence and coverages required by this Agreement. Company's insurance certificates shall provide that thirty (30) days prior written notice be sent to Distributor prior to any cancellation or reduction in coverage of said insurance.

11.

(a)(i) Company and Distributor hereby agree that the normal time for delivery of Products to customers is no more than thirty (30) days after the order is received by Company,

(ii) In the event that a customer requires delivery of any Products prior to the agreed upon normal delivery date) Distributor shall submit the order to Company as a special delivery order and Company shall determine whether it can meet the specified delivery date. Company shall have the right to increase its price to Distributor as a condition of accepting any special delivery order and Distributor shall have the right to withdraw the special delivery order if Distributor is unwilling to accept such price increase. In the event Company accepts the special delivery order and there is agreement on the delivery date and price to be paid by Distributor and Company then fails to deliver the Products on the date specified in the special delivery order, Company Shall indemnify and hold Distributor harmless from and against any and all claims made by the customer for the failure of delivery on the date specified.

(b)

Company shall use its commercially reasonable efforts to fill Distributor's orders for Products in accordance with the provisions of Section 11 (a), but it shall not be liable for failure to do so by reason of causes beyond its reasonable control including, but not limited to, fire. flood, war, embargo; strikes, lockouts, labor troubles, ship, car, truck Or other transportation difficulties, accident, explosion, riot, insurrection, governmental laws Or regulations, control or currency exchange regulations, taking of its property by governmental authority, shortages of materials or supplies of any kind, whether any of the foregoing occurred to it or to its suppliers or by reason of the termination of its agreement or agreements with any of its suppliers concerning the Products.

12. Claims for shortages of Products shall not be allowed unless made within seven (7) business days from date of receipt of shipment; provided, however, such time limitation shall not apply to missing or defective parts which are part of or related to the Products.

13. Company may recover, for each shipment hereunder, as a separate cause of action, without reference to any other shipment. If Distributor is in default with respect to any of the terms or conditions of this or any other contract with Company, Company may, at its option, defer further shipments hereunder and such default shall be remedied with prejudice to any other legal remedy.

14. The relationship of Distributor to Company is that of an independent contractor and nothing herein contained shall be construed to authorize Distributor in any manner to act as agent for Company or to bind, commit or otherwise obligate Company in any manner whatsoever Except as permitted by Sections 17(c) and 18, in the event of the expiration. or termination of the Agreement, Distributor agrees not to use or employ any of Company's proprietary names or tradenames, or any names similar thereto, subsequent to said expiration or termination date.

15. Upon the request of Distributor, Company shall provide reasonable assistance and oversight in the development of marketing materials, quantities of descriptive catalogs, price lists, technical information, direct mail folders, advertising flyers and other promotional items as may be reasonably required to assist Distributor in the sale, marketing and installation of the Products during the term of this Agreement. In addition, upon the request of Distributor, Company shall provide such training to the personnel of Distributor in the installation and operation of the Products as Company deems necessary in order to permit such personnel to sell the Products effectively.

16. Company shall provide each retail buyer of the Products with a written three (3) year limited warranty which Distributor is authorized to deliver to such retail buyer. Distributor is not authorized to provide any additional product warranty and Distributor agrees that it will not provide or extend to any retail buyer any product warranty other than Company's three (3) year limited warranty.

17. (a) Notwithstanding any other provision of this Agreement, either party may terminate the Agreement in the following manner. In the event the other party violates or fails to comply with any of the terms of the Agreement, the non-defaulting party shall notify the defaulting party, in writing, of such default and allowing the defaulting party thirty (30) days within which to cure such default, and if such default is not cured within said period of thirty (30) days, or if such default is so cured but is subsequently repeated twice in any twelve month period, the first party may cancel the Agreement at any time thereafter. In the event that Distributor is in default hereunder, Company shall also have the right to terminate all other agreements between the parties. Each of the parties recognizes and affirms that Distributor will expend moneys in order to comply with the Agreement but covenant and represent that should the Agreement expire or be terminated for any reason they will assert no claim of any kind against the other with the exception of claims for indemnification or with respect to sums owed by one party to the other party.

(b)

Notwithstanding any of the foregoing, Company may terminate the Agreement at any time by written notice of such termination to Distributor in the event, (or (i) the failure of Distributor to purchase and pay for the minimum number of Products in each year during the term of this Agreement as set forth on Schedule 2 attached hereto; or (ii) the insolvency of Distributor or the filing of a petition in bankruptcy by or against Distributor or Distributor's property or the execution by Distributor of an assignment for the benefit of creditors; provided, however, in the event of the filing of an involuntary petition in bankruptcy, Distributor shall have thirty (30) days in which to have such petition dismissed; or (iii) Distributor shall fail to timely pay any obligation for borrowed moneys or advances under any material agreement to which Company is a party.

(c)

Upon termination of this Agreement, Distributor shall have the right to sell off any remaining inventory of the Products in the possession of Distributor.

18. Distributor shall receive, in the context of its responsibilities hereunder, books, documents and other materials of; or with respect to, Company and at the expiration or termination hereof, for whatever reason, Distributor shall cease all sales and other activities on behalf of Company and shall turn over to Company Distributor's current customer mailing list with respect to the Products and take such action as is. in the opinion of Company, necessary to immediately remove from its property and immediately discontinue all use, directly or indirectly, of trademarks, designs and markings owned or controlled, now Or hereafter, by Company, and any word, title, expression, trademark, design or markings that, in sole and exclusive opinion of Company, is confusingly similar thereto. Notwithstanding the foregoing, Distributor shall have the right to liquidate any remaining inventory of the Products in the possession of Distributor.

19. Any expiration or termination of the Agreement shall not release Distributor from paying any sum which may then be due and owing to Company or from the obligation to pay for any shipments which may have been ordered by Distributor but not yet shipped prior to such expiration or termination provided such Products are subsequently shipped and accepted by Distributor. The acceptance of orders from Distributor or the continuous sale of Products through Distributor or any other act after expiration or termination of the Agreement shall not be construed as a renewal of the Agreement for any further term or as a waiver of the expiration or termination.

20. Failure of either party at any time to require performance of any provision shall not effect the right to require full performance thereof at any time thereafter, and the waiver by either party of a breach of any such provision shall not constitute a waiver of any subsequent breach or nullify any such provision.

21. Any notice required pursuant to the Agreement shall be sufficiently given and shall be deemed given when either delivered in hand or sent by letter or facsimile transmission or certified mail, return receipt requested, if to Company, at, 23399 Commerce Dr. Ste B-1 Farmington Hills, MI 48335-2765 and if to Distributor, at 40800 Enterprise Drive, Sterling Heights, Michigan 48311-8030. Company or Distributor may, by notice given pursuant to this Section, designate a different address to which subsequent notices shall be sent

22. Distributor agrees: during the term of this Agreement, and for the next succeeding period of one (l) year after the expiration or termination hereof, that Distributor will not, directly or indirectly, sell, offer for sale, or act as sales agent for the solicitation of orders for any products that are competitive: with the Products and covenants, without limitation as to time, to hold in confidence and trust any confidential information, trade secrets, and/or proprietary information concerning Company and the Products which Distributor has acquired during the term of the Agreement. The provisions of this Section 22 shall not preclude Distributor from selling or installing trailer hitches of any kind.

23. This Agreement is subject to acceptance by Company at its offices in CityFarmington Hills, StateMichigan, and shall become binding and enforceable only after acceptance and execution by an authorized officer of Company at its offices in CityFarmington Hills, StateMichigan at which time it shall be deemed to be a contract entered into in the State of placeStateMichigan. This Agreement shall be governed by, and construed in accordance with the internal law of the State of placeStateMichigan without

24. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns, and any party who acquires all or a material part of the assets of Company, provided that in no event shall Distributor assign its rights and obligations hereunder without the express prior written consent of Company.

25. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the parties hereto, Any failure of Company or Distributor to enforce any of the provisions of this Agreement will not be construed as a waiver of such provisions or the right of Company or Distributor to enforce each and every such provision.

26. This Agreement constitutes the entire agreement of the parties as to the subject matter hereof and the terms hereof shall govern in the event of any conflict between this Agreement and purchase orders, acknowledgments, invoices or releases regarding the Products. No other representations, undertakings or agreements have been given made or entered into, except such as are herein set forth. All sales of Products by Company to Distributor will be made pursuant to and in accordance with the terms of this Agreement.

27. All agreements, representations and warranties as to existing factual matters set forth in this Agreement and in the instruments and documents delivered pursuant hereto shall survive the execution and delivery of the Agreement, provided, however, that neither party shall bring an action for breach of the representations and warranties set forth in this Agreement later than one (l) year from the date of the execution hereof.

28. If any provision of the Agreement is illegal or invalid for any reason, the remaining provisions hereof shall be unimpaired and such illegal or invalid provision shall be construed and applied so as most closely to effectuate its intent.

29. Company and Distributor hereby agree that any legal action or proceeding brought by or on behalf of either party against other party under the Agreement any and all agreements, documents or notes executed pursuant to this Agreement on and after the date hereof shall be brought exclusively in the courts of the State of Michigan or the United States of America for the (Southern District of Michigan) and by execution and delivery of this Agreement each of Company and Distributor submits to each such jurisdiction and appoints in any and all such actions and proceedings any employee of Company and Distributor, as applicable, as agent of Distributor for service of process, which appointment shall be irrevocable and shall not be terminated or effected in any manner whatsoever by any modification, extension, renewal or termination of this Agreement.

30. Company is the holder of the patents and the trademark registration listed on Schedule 7 hereto. To the best of Company's knowledge, none of the Products infringe on the patent or trademark rights of any third party. Company hereby agrees to indemnify and hold Distributor harmless from and against any claims, damage, liability, cost or expense, including reasonable attorneys' fees, which arise out of claims that Distributor's resale of the Products infringes on the patent or trademark rights of any third party.

31. Company hereby grants to Distributor a nonexclusive and royalty free license to use the Mark solely for the purpose of the promotion, advertising, marketing and sale of the Products and the identification of Distributor as a vendor of the Products. Distributor shall not identify its business as a whole as being conducted under the Mark but shall limit its usage of the Mark to the purposes set forth in the preceding sentence. Distributor shall conduct its business under the name "E & R Industrial Sales". In the event Distributor desires to change the name under which it conducts its business and the new name chosen by Distributor contains either of the words "Load" or "Hog" or words confusingly similar thereto, it may do so only with the prior written consent of Company which shall not be unreasonably withheld and may be withheld only if such business name uses the Mark or other words confusingly similar to the Mark or if, in the reasonable and good faith opinion of Company, such business name would damage or impair the goodwill associated with the Mark. Distributor shall not use the words "Load" or "Hog" in any manner or form except in such written materials as may be provided to Distributor by Company. Distributor hereby transfers to Company all right, title and interest in, to and under any and all designs using the Mark and/or the logotype associated with the Mark; provided, however, Distributor shall have the 'right to use such designs and logotype during the term of this Agreement and for such additional time as is expressly permitted by the terms of this Agreement.

32. Distributor represents to Company that it is presently conducting business under the name "E & R Industrial Sales" and that such business consists of sales and distribution of industrial services and products. Distributor acknowledges that being involved in the conduct of an active business is a condition precedent to its appointment as a nonexclusive distributor of Company. . Distributor is and will remain at all times an independent contractor engaged in the sale of the Products and the conduct of its other business and no provision of this Agreement is intended to create any relationship of employment, joint venture, partnership or agency between Company and Distributor. Neither Company nor Distributor has authority to bind the other in any respect. Company will not be bound in any manner if Distributor makes any representations, claims or warranties regarding the Products beyond those representations, claims and warranties given by Company in the documentation for the Products and the warranties provided for in Section 10(b) hereof.

33. With the exception of the training in the methods of installing or applying the Products, Company shall reasonably assist Distributor in the development of any other training, business models, marketing plans or other systems which are required to be used by Distributor in the conduct of its business. Company and Distributor acknowledge and agree that Distributor is acting as a regional sales center on behalf of Company to affect the sale of the Products. Company and Distributor further acknowledge and agree that Distributor conducts a business which was established and in operation prior to the date of this Agreement and, with the exception of the terms of this Agreement relating to the sale, installation and application of the Products, Distributor is free to conduct its business in accordance with such methods of operation and standards of quality as may be implemented by Distributor from time to time.

34. Company and Distributor hereby acknowledge and agree that this Agreement is not intended to be, and does not, constitute a "franchise." Distributor agrees that it will not make, and hereby releases Company from any claims against Company based upon the relationship between Company and Distributor constituting a "franchise.” Company is entering into this

Agreement on the basis of Distributor's agreement that this Agreement does not constitute a "franchise" and that Distributor has agreed not to make any claims that this Agreement constitutes a franchise. without which agreements Company would not have entered into this Agreement with Distributor.

Page 10 of l8

IN WITNESS WHEREOF, Company and Distributor have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the day and year first above written.

LOAD HOG INDUSTRIES, INC, a Michigan Corporation

By:

_

JOHN KOWALSKI, JR.

Title:

President

Date: October 30, 2008

E&R Industrial Sales, Inc.

/S/ Jerry Pezzimenti

President

By:  ___/S/ Thomas W. Itin___________

Thomas W. Itin

Title:

President & CEO

Date:     October 30

,2008

                                                  Page 11of 18

SCHEDULE 1

Schedule 1 to the Distribution Agreement by and between Load Hog Industries, Inc. and E & R Industrial Sales.

PRODUCTS

LOAD HOG DUMP CONVERSION KITS, "KITS" RAZORBACK HITCHES, "HITCHES",

LINER TONGUES

ALL OTHER PRODUCTS AS RELEASED

SCHEDULE 2

Schedule 2 to the Distribution Agreement by and between Load Hog Industries, Inc. and E & R Industrial Sales.

TERRITORY

place country-region USA (non-exclusive)

NAFTA geographical territories (non-exclusive).

SCHEDULE 3

Schedule 3 to the Distribution Agreement by and between Load Hog Industries, Inc, and E & R Industrial Sales

ORDERS

1 st Order - 50Kits @ $1,350.00/Kit

1st Order-$67,500

Distributor shall submit orders for the Products to LHI's PlaceNameplaceRegional PlaceNameOrder PlaceTypeCenter. All orders shall be subject to acceptance and confirmation by LHI. The terms and conditions of this Agreement shall be controlling in the event that Distributor's purchase order form contains any conflicting terms or conditions.

SCHEDULE 4

Schedule 4 to the Distribution Agreement by and between Load Hog Industries, Inc. and E & R Industrial Sales.

PAYMENT

50% Down payment required upon receipt of P.O.

50% Balance due 30 days after delivery, (COD)

Invoices are due and payable in full without right of setoff within thirty (30) days of the date stated on the invoice. Payment terms are 2% discount for full-payment within ten days. If Distributor fails to fulfill the terms of payment under any contract, LHI at its option may defer further shipment until payment shall have been made.

SCHEDULE 5

Schedule 5 to the Distribution Agreement between Load Hog Industries) Inc. and_E & R Industrial Sales.

PRICING

Pricing will be:                                                                    $1,350.00

Load Hog Conversion Kits (All SKUs)

Load Hog Razorback Hitch (All SKU)s)

Load Hog Razorback Ballmount (All SKU's)

Load Hog Liner Tongue (All SKU's)

          Case Lots (24 ea.) Only

LOAD HOG INDUSTRIES CONFIDENTIAL - ALL PRICES SUBJECT TO CHANGE WITHOUT NOTICE

F.O.B. MADISON HTS., MI

SCHEDULE 6

Schedule 6 to the Distribution Agreement by and between Load Hog Products, Inc. and E & R Industrial Sales.

TERMS AND CONDITIONS OF

PRODUCT LIABILITY INSURANCE

SCHEDULE 7

Schedule 7 to the Distribution Agreement by and between Load Hog Products, Inc. and E & R Industrial Sales.

PATENTS AND TRADEMARK REGISTRATION LIST

Patents

1.

Patent No. 6,267,448 B1; July 31, 2001

2.

Patent No. 6,267,447 B1; July 3l, 2001

3.

Patent No. 6,059,371; May 9, 2000

4. Patent No. 5,975,643; November 2, 1999

Trademark

1. Trademark Registration No. 2,167,931